Exhibit 10.79

P.O. Box 7850
Mountain View CA 94039-7850 http://www.lntuit.com/careers

February 12, 2003

Dan Wernikoff

Dear Daniel.
We are pleased to offer you the position of Group Project Manager, at Intuit reporting to Dmitri Krakovsky. We hope you are as excited about this opportunity as we are to have you on our team. The following is a summary of the terms and conditions of this offer, which will apply to your employment with Intuit.
Start Date
We anticipate that your first day of employment, called your start date, will be March 3, 2003. If this is not your understanding, please contact your manager.

Salary

Your starting bi-weekly salary will be $5,000(less applicable withholdings) based upon annual salary of $130,000 pending continued employment.

IPI Bonus

This position is eligible for incentive compensation under the Intuit Performance Incentive (IPI). You will be eligible for annual targeted IPI award of 25% prorated for the balance of this fiscal year. Your actual award (paid before September 15, 2003) is based upon the Company's performance and your contribution, and in accordance with the FY03 plan.

Equity

In addition, you will receive rights, subject to necessary approvals by Intuit to purchase 4,000 shares of Common Stock of Intuit Inc. in the form of non-qualified stock options. Such options shall be subject to the terms of the 2002 Equity Incentive Plan.

Intuit cannot guarantee that options will be approved and priced on any specific timeline. However, you will probably be awarded an option grant on the first business day of the month following your start date. The option exercise price will be determined based on the close of market price of Intuit's publicly traded stock on the date the option is approved. The beginning of the vesting period, however, coincides with your start date. The options will vest while you are employed over a three year period as to 33 1/3% of the optioned shares at end of first year (from your start date) and the remainder monthly thereafter.

Paid Vacation

You will accrue two (2) weeks of vacation during your first year of employment. After one year of service you will accrue three (3) weeks of vacation.

Sick Days

You will be granted 40 hours each calendar year to be used in the event of your illness. Your sick leave will Accrue at the rate of 1.54 hours per pay period (Bi-weekly).

Insurance

You will be covered by the company's group health, life, and dental insurance plans. Your benefits will be effective on the first day of the month following your Start Date.

Terms and Conditions

This offer and your employment are subject to certain terms and conditions that are outlined below.

This offer (and your employment) is contingent on the Company's review of and satisfaction with your references. In accepting this offer, you agree to cooperate with the Company and seek the cooperation of other in completing the reference process in an expeditious manner.

This letter confirms our understanding that you are not subject to any employment agreement that would preclude the Company from offering this position to you or preclude you from joining our Company. This also confirms that you will not be asked to disclose to the Company any secrets or proprietary information from your prior places of employment. In addition you agree to execute a non-disclosure agreement prohibiting the disclosure of the Company's confidential information and if requested by the Company, a non-solicitation/non-compete agreement as a condition of employment.

In accepting this offer, you agree that your employment at Intuit is at the mutual consent of you and Intuit, and is At-Will in nature and can be terminated at anytime by yourself or Intuit.

Federal law requires Intuit to document an employee's authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your start date. You agree to provide Inuit with documentation required by the Form I-9 to confirm your U.S. citizenship, permanent U.S. residency or authorization to work in the United States (e.g. U.S. Passport, current drivers license and original birth certificate or social security card) within three business days of your start date. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your start date,; you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of leave of absence period will result in termination of employment.

This letter constitutes the Entire Agreement between you and Intuit and supersedes any and all prior agreements, statements or representations made between the parties regarding employment. Please review these terms to make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned start date. The original of this letter is for your records. Please return the copy to Debra Laflin, at Intuit, P.O. Box 7850 Mountain View, CA 94039-7850 or fax to (650)944-5522.

This offer is valid until the end of business on February 18, 2003.

If you have any questions about this offer, please contact Rachel Bitte, at (650) 944-5137.

We look forward to you joining the Intuit team.

Sincerely,

/s/ ROB LAKE

Rob Lake
Sr. Talent Acquisition Manager

Accepted: /s/ DANIEL WERNIKOFF        Date: 2/13/03            Start Date: 3/3/03

Please plan to attend “New Employee Welcome”. Select the orientation date that best coincides with your Start Date, from the list below.

- X March 10, 2003 March 24, 2003 April 7, 2003

If it's unique, your email address will follow the format of Daniel_Wernikoff@intuit.com. If you prefer to use a nickname or different name, please indicate it below.

______________________             ____________________-___
Preferred First Name                Preferred Last Name

Req#: 9624